SCHEDULE 14A

                     Information Required in Proxy Statement

Reg. ss. 240.14a-101

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
    (2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                         Getty Petroleum Marketing Inc.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

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     2)  Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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     4)  Proposed maximum aggregate value of transaction:

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     5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

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     2)  Form, Schedule or Registration Statement No.:

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     4)  Date Filed:

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

               [Letterhead of Getty(R) Petroleum Marketing Inc.]*

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                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 18, 1998
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To the Stockholders of
  GETTY PETROLEUM MARKETING INC.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Getty Petroleum Marketing Inc. (hereinafter called the "Company" or "Getty") will be held at 270 Park Avenue, 11th Floor, New York, New York, on June 18, 1998 at 10:45 A.M., for the following purposes:

      (1) To elect a Board of five directors to hold office for the ensuing year or until the election and qualification of their respective successors.

      (2) The adoption of an amendment to the 1997 Stock Option Plan of Getty Petroleum Marketing Inc.

      (3) The ratification of the appointment of Coopers & Lybrand L.L.P. as independent auditors for the Company for the fiscal year ended January 31, 1999.

      (4) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      The transfer books of the Company will not be closed, but only stockholders of record at the close of business on April 22, 1998 are entitled to notice of and to vote at this meeting or any adjournments thereof.

      You are cordially invited to attend the meeting. Whether or not you expect to attend, please promptly vote, sign, date and return the enclosed proxy/instruction card in the enclosed U.S. postage-paid envelope. This will ensure that your shares are voted in accordance with your wishes and that a quorum will be present. Even though you have returned your proxy card, you may withdraw your proxy at any time prior to its use and vote in person at the meeting should you so desire.

                                       By Order of the Board of Directors,



                                       /s/ Samuel M. Jones

                                       Samuel M. Jones
                                       Vice President, General Counsel
                                       and Corporate Secretary

Jericho, New York
April 30, 1998

* "Getty" is a registered trademark owned by Getty Realty Corp. and licensed to the Company.

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PLEASE NOTE--IF YOU DO NOT PLAN TO ATTEND THE MEETING, IT WOULD BE APPRECIATED
IF YOU WOULD PROMPTLY SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE.

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                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
--------------------------------------------------------------------------------

      This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Getty Petroleum Marketing Inc. (hereinafter called the "Company" or "Getty"), to be voted at the Annual Meeting of Stockholders to be held at 270 Park Avenue, 11th Floor, New York, New York, on June 18, 1998 at 10:45 A.M., and at any adjournments thereof, for the purpose of electing a Board of Directors, the adoption of an amendment to the Company's 1997 Stock Option Plan, ratifying the appointment of independent auditors for the Company and transacting such other business as may properly come before the meeting.

      On the April 22, 1998 record date for securities entitled to vote at the meeting, the Company had outstanding 13,908,937 shares of Common Stock. Each such outstanding share is entitled to one vote. In conformity with Maryland law, shares abstaining from voting or not voted on certain matters will not be treated as votes cast with respect to those matters, and, therefore, will not affect the outcome of any such matter.

      This Proxy Statement and form of proxy will be sent to stockholders in an initial mailing on or about April 30, 1998. The date by which proposals of security holders intended to be presented at the next annual meeting must be received by the Company for inclusion in the proxy statement and form of proxy for such meeting is December 31, 1998.

                             CREATION OF THE COMPANY

      The Company was formed in October 1996 as a wholly-owned subsidiary of Getty Realty Corp. (formerly known as Getty Petroleum Corp.). Effective as of the close of business on January 31, 1997, Getty Realty Corp. transferred its petroleum marketing business and New York Mid-Hudson Valley home heating oil business to the Company, and on March 21, 1997, Getty Realty Corp. distributed shares of the Company's common stock to the stockholders of Getty Realty Corp. on a one-for-one basis. Accordingly, the Company commenced operations as a separate, publicly traded and New York Stock Exchange listed entity on March 21, 1997, and thereafter began filing reports with the SEC as required by the Securities Exchange Act of 1934, as amended. On June 18, 1998, the Company will hold its first Annual Meeting of Stockholders.

      All information herein provided for the period prior to March 21, 1997 pertains to Getty Petroleum Corp. and the directors and officers of the Company when they were directors and officers of Getty Petroleum Corp.

                              ELECTION OF DIRECTORS

      Five directors are to be elected at the meeting for a term of one year or until their respective successors shall be elected and qualified. The plurality vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the meeting is necessary for the election of the directors.

      It is intended that votes will be cast pursuant to the enclosed proxy for the election of the nominees named in the table below. In the event that any of the nominees should become unable or unwilling to serve as a director, it is intended that the proxy will be voted for the election of such person, if any, as shall be designated by the Board of Directors. The names of, and certain information with respect to, the persons nominated for election as directors are as follows:

   Name--Age
Served as Director Since (1)
--------------------------------------------------------------------------------

Matthew J. Chanin--43       Senior Managing Director of Prudential Capital Group
December 12, 1996           since December 1995, and prior thereto senior
                            investment positions with Prudential Insurance
                            Company of America for more than five years.

Ronald E. Hall--66          Chairman of the Board of Howell Corp. since 1996 and
December 12, 1996           prior thereto President and Chief Executive Officer
                            of CITGO Petroleum Corp. for more than five years.

Leo Liebowitz--70           Chairman and Chief Executive Officer of the Company.
May 1971                    Director, President and Chief Executive Officer of
                            Getty Realty Corp. Director, President and Treasurer of CLS General Partnership Corp.

Richard E. Montag--65       Vice President of Real Estate Development, The
December 12, 1996           Richard E. Jacobs Group, for more than five years.

Milton Safenowitz--70       Executive Vice President of Getty until his
May 1971                    retirement on February 1, 1990. Director of Getty
                            Realty Corp. Director, Executive Vice President and
                            Assistant Secretary of CLS General Partnership Corp.

----------
(1) For the periods of service prior to December 12, 1996, references include positions held as Directors of Getty Realty Corp. or its predecessors.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

      Under the rules of the SEC, a person who directly or indirectly has or shares voting power and/or investment power with respect to a security is considered as a beneficial owner of the security. Voting power includes the power to vote or direct the voting of shares, and investment power includes the power to dispose of or direct the disposition of shares.

      The directors, Named Executive Officers (as defined below) and all directors and Executive Officers of the Company as a group beneficially owned as of January 31, 1998 the number of shares of Getty Common Stock set forth in the table below. The table also includes all persons whom to the knowledge of the Company beneficially own more than 5% of the outstanding shares of the Company's Common Stock. The number of shares column includes shares as to which voting power and/or investment power may be acquired within 60 days (such as upon exercise of outstanding stock options) because such shares are deemed to be beneficially owned under the SEC rules.

                                                    Shares of         Percent
                                                  Common Stock       of Class
Name                                           Beneficially Owned       (1)
--------------------------------------------------------------------------------

Matthew J. Chanin                                     2,669             *

Ronald E. Hall                                       10,856             *

Leo Liebowitz                                     2,475,387(2)        17.89%
c/o Getty Petroleum Marketing Inc.
125 Jericho Turnpike
Jericho, NY 11753
Richard E. Montag                                    37,797(3)          *

Milton Safenowitz                                 2,205,920(4)        15.94%
7124 Queenferry Cr.
Boca Raton, FL 33496

Vincent J. DeLaurentis                                   --

Alvin A. Smith (5)                                  126,601(8)          *

Samuel M. Jones                                      78,648(8)          *

James R. Craig (6)                                   89,737(8)          *

Michael K. Hantman (7)                               73,496(8)          *

Directors and Executive
  Officers as a group (10 persons)                5,101,111           35.92%

Milton Cooper                                     1,056,309            7.63%
c/o Kimco Realty Corporation
3333 New Hyde Park Road, Suite 100
New Hyde Park, NY 11042

----------

* Total shares beneficially owned constitute less than one percent of the outstanding shares.

(1) The percentage is determined by dividing the number of shares shown by the aggregate number of shares outstanding and the shares which may be acquired within 60 days.

(2) Includes 29,577 shares held in the Company's retirement plan, 195,377 shares held by wife for which beneficial ownership is disclaimed and 101,924 shares held by a charitable foundation.

(3) Includes 10,190 shares held by wife for which beneficial ownership is disclaimed and 10,100 shares held jointly with wife.

(4) Includes 1,529,802 shares held by Irrevocable Trust for the benefit of Milton Safenowitz, 500,000 shares held by the Safenowitz Family Partnership and 176,118 shares held by Irrevocable Trust for the benefit of his wife.

(5)   Effective October 31, 1997, resigned as an Executive Officer of Getty.

(6)   Effective January 31, 1998, resigned as an Executive Officer of Getty.

(7)   Includes 5,860 shares held in the Company's retirement plan.

(8) Gives effect to the vesting of outstanding Getty stock options held by such individual pursuant to the Change of Control Agreements (as described below).

             DIRECTORS' MEETINGS, COMMITTEES AND EXECUTIVE OFFICERS

      During the fiscal year ended January 31, 1998, four regular meetings and one special meeting of the Board of Directors of the Company were held. Except for one director who was absent at one meeting, each director who served as a director of the Company during the fiscal year attended all of the meetings of the Board of Directors of the Company and of the Committees of the Board on which each such director served. The Board of Directors of the Company has certain standing committees, including an Audit Committee, a Nominating Committee and a Compensation and Stock Option Committee, the membership and functions of which are described below.

      The Audit Committee, consisting of Messrs. Montag (Chairman), Chanin and Safenowitz, met for the first time on March 24, 1998. The Committee selects the firm of independent public accountants which audits the consolidated financial statements of Getty and its subsidiaries, discusses the scope and the results of the audit with the accountants and discusses Getty's financial accounting and reporting principles. The Committee also examines the summary reports of the internal auditors for the Company and discusses the adequacy of Getty's financial controls with the accountants and with management.

      The Nominating Committee, consisting of Messrs. Liebowitz (Chairman), Chanin and Hall, met for the first time on March 24, 1998. The Committee recommends candidates to the Board for election as officers. The Committee recommends nominees for election to the Board and reviews the role, composition and structure of the Board and its committees. The Committee will consider nominees recommended by stockholders upon submission in writing to the Secretary of the Company, in accordance with the provisions of the Company's Bylaws, of the names of such nominees, together with their qualifications for service as a director of the Company.

      The Compensation and Stock Option Committee (the "Compensation Committee"), which met once last year, consists of Messrs. Montag (Chairman), Hall and Safenowitz. The Compensation Committee administers Getty's Incentive Compensation Plan, Supplemental Retirement Plan and the 1997 Stock Option Plan, and reviews the compensation of the directors and officers of Getty.

Directors' Compensation

      Directors receive annual retainer fees of $12,000, and committee and board meeting fees of $1,000 for each meeting attended. Directors who are employees of the Company do not receive retainers or board meeting fees. Mr. Warren G. Wintrub, who is a director of Getty Realty Corp., and is also a director of a subsidiary of the Company, received $4,000 for attending four board meetings of such subsidiary.

Other Executive Officers

      Other Executive Officers during all or part of fiscal 1998 included Vincent J. DeLaurentis, age 47, President of Getty since August 1997; Alvin A. Smith, age 60, Senior Vice President of Getty since 1985 and Chief Operating Officer of Getty since 1994 until his resignation effective as of October 31, 1997; James R. Craig, age 46, Vice President of Getty since 1987 until his resignation effective as of January 31, 1998; Michael K. Hantman, age 46, Vice President of Getty since 1991 and Corporate Controller of Getty since 1985; and Samuel M. Jones, age 61, Vice President and General Counsel of Getty since 1986 and Corporate Secretary of Getty since 1994. Management is not aware of any family relationships between any of its directors, nominees or Executive Officers.

                                  COMPENSATION

Executive Compensation

      The following tables provide information about executive compensation.

                           SUMMARY COMPENSATION TABLE

      The following tables set forth information about the compensation of the Chief Executive Officer and each of the other four most highly compensated Executive Officers of Getty who were Executive Officers at the end of the fiscal year and the compensation of an Executive Officer who resigned during the fiscal year (the "Named Executive Officers"), for services in all capacities to the Company or Getty Petroleum Corp. and their subsidiaries during the periods indicated. (For all periods prior to March 21, 1997, the compensation was paid by Getty Petroleum Corp.)

                                          Annual Compensation                   Long Term
                                     Fiscal Year Ended January 31          Compensation Awards
                               ---------------------------------------------------------------
                                                                         Restricted
                                                           Other Annual     Stock                 All Other
                                       Salary      Bonus   Compensation    Awards      Options  Compensation
Name and Principal Position    Year      ($)        ($)       ($) (1)        ($)         (#)       ($) (2)
------------------------------------------------------------------------------------------------------------
Leo Liebowitz                  1998    144,970    116,000                                           19,866
Director,                      1997    404,103    123,400                                           69,843
Chairman and Chief             1996    404,103    263,000                                           59,886
Executive Officer

Vincent J. DeLaurentis (3)     1998    139,615    172,500                              75,000       13,121
President

Alvin A. Smith (4)             1998    408,803         --                                  --        9,190
Senior Vice                    1997    311,192    205,000                              10,000       55,515
President and Chief            1996    301,192    205,000                              15,000       45,373
Operating Officer

Samuel M. Jones                1998    183,762    137,700                              20,000       34,286
Vice President,                1997    178,156    116,261                              10,000       32,949
General Counsel and            1996    163,307    115,000                              15,000       26,629
Corporate Secretary

James R. Craig (5)             1998    162,740    148,004                                  --        8,501
Vice President                 1997    158,565    125,000                              10,000       31,422
                               1996    145,537    125,000                              15,000       24,419

Michael K. Hantman             1998    124,126    137,700                              20,000       27,704
Vice President and             1997    120,429    116,261                              10,000       26,170
Corporate Controller           1996    115,667    110,000                              15,000       21,787

----------
(1) None of the Named Executive Officers received perquisites or other personal benefits that exceeded the lesser of $50,000 or 10% of the salary and bonus for such officer.

(2) All other compensation includes Company contributions to the defined contribution retirement profit sharing plan, matching contributions under the Company's 401(k) savings plan, Company contributions to the Supplemental Retirement Plan for executives and term life insurance premiums, as set forth in the table on the following page.

(3) Mr. DeLaurentis was appointed as President of the Company on August 4, 1997. The Company is obligated to pay Mr. DeLaurentis not less than $300,000 per year until August 1999, pursuant to an Employment Agreement dated July 10, 1997.

(4) Resigned on October 31, 1997, after which date the Company is obligated to compensate and extend benefits to Mr. Smith until October 31, 2002 pursuant to a Severance Agreement dated July 18, 1997.

(5) Resigned on January 31, 1998, after which the Company is obligated to compensate and extend benefits to Mr. Craig until June 20, 2000 pursuant to a Change of Control Agreement (described below).

                          OTHER EXECUTIVE COMPENSATION

                     Fiscal Year         Defined          Company       Supplemental        Term
                        Ended         Contribution         Match         Retirement         Life
Name                 January 31      Retirement Plan    401(k) Plan         Plan          Insurance
---------------------------------------------------------------------------------------------------
Leo Liebowitz           1998             $2,546            $   --         $17,320          $   --
                        1997              2,373                --          65,246           2,224
                        1996              2,388                --          55,319           2,179

Vincent DeLaurentis     1998                 --                --          11,788           1,333

Alvin A. Smith          1998                 --             4,750              --           4,440
                        1997              2,373             4,750          43,552           4,440
                        1996              2,388             4,620          34,410           3,955

Samuel M. Jones         1998              2,546             4,750          23,070           3,920
                        1997              2,373             4,750          22,599           3,227
                        1996              2,388             4,629          17,499           2,113

James R. Craig          1998                 --             4,750              --           3,751
                        1997              2,373             3,595          22,489           2,965
                        1996              2,388             3,486          16,668           1,877

Michael K. Hantman      1998              2,546             3,715          18,345           3,098
                        1997              2,373             3,596          17,573           2,628
                        1996              2,388             3,458          14,179           1,762

      In December 1994, Getty Petroleum Corp. entered into agreements (collectively, the "Change of Control Agreements") with its non-director officers and certain key employees, wherein Getty Petroleum Corp. agreed to make certain payments under certain circumstances upon a "change of control" of Getty Petroleum Corp. Under such circumstances, Getty Petroleum Corp. also agreed that all Getty stock options granted to such officer or key employee would immediately vest, and made provision to allow such individual to exercise his or her options within three years of the "change of control" for the officers, and a shorter period for key employees. In March 1996, Getty Petroleum Corp. amended the Change of Control Agreements to treat a spinoff or similar transaction involving a substantial portion of Getty Petroleum Corp.'s marketing or real estate business or assets as a "change of control." Accordingly, a "change of control" for purposes of the Change of Control Agreements occurred on March 21, 1997--the date when the Company was spun off to Getty Petroleum Corp.'s stockholders. On such date the Company commenced performing Getty Petroleum Corp.'s obligations under the Change of Control Agreements for the covered Company officers and employees. On April 8, 1997, the Company formally confirmed to each officer and covered employee its obligations under the Change of Control Agreements. On March 9, 1998, the Change of Control Agreements were further amended, so as to provide that in the event of termination of an officer or covered employee by the Company for other than cause, or by either party following the assignment of materially less favorable job responsibilities, then for the 24-month period after the date of termination for officers and two key employees, and a shorter period of time for the other covered employees, the Company will pay to each such individual over the applicable period an amount not less than the average annual sum of such individual's (i) base salary, (ii) benefits under any incentive or bonus plan and (iii) the total amount of employer contributions (other than elective salary deferrals) made to the individual's account under 401(k) and other deferred compensation plans, based upon the three year or shorter period prior to March 21, 1997. In addition, the Company will continue to pay not less than the foregoing guaranteed salary and benefits to each officer and covered employee as long as he remains an employee of the Company. The compensation to be paid to an officer or key employee pursuant to a Change of Control Agreement will be reduced by the amount of compensation, if any, such officer or key employee receives from any other employer during the relevant period. Mr. DeLaurentis, who has an employment agreement, does not have a Change of Control Agreement.

      The Named Executive Officers participate in the Company's Employee Stock Ownership Plan ("ESOP"). For the ESOP year ended December 31, 1997, each of Messrs. Liebowitz, Jones and Hantman were allocated approximately 1,800 shares of Common Stock. For the same period 134,259 shares were allocated to the eligible officers and employees of the Company and its subsidiaries. There remain 537,039 shares of Common Stock in the ESOP Trust, to be allocated to the eligible employees during the next four ESOP plan years.

                                  STOCK OPTIONS

      The following table sets forth as to the Named Executive Officers additional information with respect to the stock options granted during the fiscal year ended January 31, 1998, including the potential realizable value from the stock options assuming they are exercised at the end of the option term and assuming 5% and 10% annual rates of stock price appreciation during the option term.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     Potential Realizable Value
                                                                                       at Assumed Annual Rates
                                                                                     of Stock Price Appreciation
                                  Individual Grants                                      for Option Term (1)
----------------------------------------------------------------------------------------------------------------
                                          % of Total
                                            Options
                                          Granted to
                                         Employees in
                                          Fiscal Year    Exercise or
                              Options        Ended       Base Price    Expiration
Name                        Granted (#)     1-31-98        ($/Share)      Date        5% ($)           10% ($)
----------------------------------------------------------------------------------------------------------------
Leo Liebowitz                       --         --               --            --          --                --
Vincent J. DeLaurentis          75,000       45.2             5.75      07/10/07     271,211           687,301
Alvin A. Smith                      --         --               --            --          --                --
Samuel M. Jones                 20,000       12.1           5.6875      12/16/07      71,537           181,288
James R. Craig                      --         --               --            --          --                --
Michael K. Hantman              20,000       12.1           5.6875      12/16/07      71,537           181,288
----------------------------------------------------------------------------------------------------------------

----------
(1) The dollar amounts under the potential realizable value column are the result of calculations of assumed annual compound rates of appreciation over the ten-year life of the options in accordance with the rules of the SEC and are not intended to forecast possible future appreciation, if any, of the Company's Common Stock. The actual value, if any, an executive may realize will depend on the excess of the market price of the shares over the exercise price on the date the option is exercised. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on unknown or volatile factors. If the price of Getty Common Stock appreciates, the aggregate value of Getty Common Stock held by the stockholders will also increase. For example, the aggregate market value of Getty Common Stock on January 31, 1998 was approximately $89,069,000, based upon the market price on that date. If the share price of Getty's Common Stock increases by 5% per year, the aggregate market value on January 31, 2008 of the same number of shares would be approximately $145,084,000. If the price of Getty's Common Stock increases by 10% per year, the aggregate market value on January 31, 2008 would be approximately $231,022,000.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                         AND FISCALYEAR ENDOPTION VALUES

      The following table provides information as to options exercised by each of the Named Executive Officers of Getty during the fiscal year ended January 31, 1998 and the value of options held by such officers at year end measured in terms of the closing price of Getty Common Stock on January 31, 1998.

                                                                                              Value of Unexercised
                                                                 Number of Unexercised      In-the-Money Options/SARs
                                                            Options at Fiscal Year End (#)   at Fiscal Year End ($)
                          Shares Acquired      Value                 Exercisable/                 Exercisable/
Name                      on Exercise (#)    Realized ($)         Unexercisable (1)             Unexercisable (1)
---------------------------------------------------------------------------------------------------------------------
Leo Liebowitz                     --              --                        --                            --
                                                                            --                            --

Vincent J. DeLaurentis            --              --                        --                            --
                                                                        75,000                        51,563

Alvin A. Smith                64,704         274,978                   123,469                       755,093
                                                                            --                            --

Samuel M. Jones               13,036          53,992                    75,115                       461,939
                                                                        20,000                        15,000

James R.Craig                 87,634         459,344                    89,403                        39,114
                                                                            --                            --

Michael K. Hantman            10,349          36,218                    67,461                       415,206
                                                                        20,000                        15,000

----------
(1) Except for the options granted in the last fiscal year, pursuant to the Change in Control Agreements all unexercisable options granted in prior fiscal years held by the Named Executive Officers became exercisable on March 21, 1997.

Stock Option Plans

      The Company's 1997 Stock Option Plan (the "Stock Option Plan"), which has been approved by the Company's stockholders, authorizes the grant to directors, officers and other key employees of the Company and its subsidiaries of long-term incentive share awards in the form of options ("Options") to purchase shares of the Company's Common Stock. The Stock Option Plan is administered by a committee of three members of the Company's Board of Directors (the "Compensation Committee"). The maximum number of shares which may be issued upon the exercise of outstanding Options under the Stock Option Plan is 1,300,000 and is subject to further adjustments for stock dividends and stock splits. As of April 22, 1998, 782,550 shares of Common Stock were issuable upon the exercise of options then outstanding under the Stock Option Plan. No grants may be made under the Stock Option Plan after March 2007.

      The recipients, terms (including price and exercise period) and type of Option to be granted under the Stock Option Plan is determined by the Compensation Committee; however, the Option price per share under the Stock Option Plan generally must be at least equal to the fair market value of a share of the Company's Common Stock (110% of such amount in the case of Incentive Stock Options granted to any individual who owns stock representing more than 10% of the voting power of the Company's Common Stock) on the date the Option is granted. Subject to certain limitations, Options granted under the Stock Option Plan may be either Incentive Stock Options (within the meaning of Section 422(b) of the Internal Revenue Code) or Non-Qualified Stock Options. With certain limited exceptions, Options may not be exercised for a period of 12 months following the grant of the Option and are exercisable in installments as are specified in the Stock Option Plan or the terms of each Option. The exercise period of an Option may not extend more than 10 years following its grant.

      The number of remaining shares available for grant under the Stock Option Plan as of April 22, 1998 is 42,421.

      The Board of Directors is seeking stockholder approval of, and recommends that the stockholders approve, an amendment to the Stock Plan which would increase the number of shares subject to options under the Stock Option Plan from 1,300,000 to 2,000,000. See "PROPOSAL TO AMEND THE COMPANY'S 1997 STOCK OPTION PLAN."

Retirement Plans

      The Company has a retirement profit-sharing plan with Deferred 401(k) Savings Plan Provisions (the "Retirement Plan") for employees meeting certain service requirements. Under the terms of the Retirement Plan, the annual discretionary contribution portion of the Retirement Plan is determined by the Board of Directors. For the 401(k) portion of the Retirement Plan, the Board of Directors has elected to contribute to the Retirement Plan for each participating employee an amount equal to 50% of such employee's contribution to the plan but in no event more than 3% of such employee's compensation.

      The Company also has a Supplemental Retirement Plan for Executives (the "Supplemental Plan"). Under the Supplemental Plan, which is not qualified for purposes of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), a participating executive may receive in his trust account an amount equal to 10% of his compensation, reduced by the amount of any contributions allocated to such executive under the Retirement Plan. The amounts paid to the trustee under the Supplemental Plan may be used to satisfy claims of general creditors in the event of the Company's or any of its subsidiaries' bankruptcy. The trustee shall not cause the Supplemental Plan to be other than "unfunded" for purposes of the Employee Retirement Income Security Act of 1974, as amended. An executive's account shall vest in the same manner as under the Retirement Plan and shall be paid upon termination of employment. Under the Supplemental Plan the Board of Directors may during any fiscal year elect not to make any payment to the account of any or all executives.

      Pursuant to a long-standing arrangement, in the event of the death of Mr. Liebowitz, benefits in an amount equal to twelve months' salary will be paid to his estate. In the event of termination of Mr. Liebowitz's employment due to illness or incapacity for a period of one year or longer, benefits equal to twenty-four months' salary will be payable to Mr. Liebowitz.

Compensation Committee Interlocks and Insider Participation

      As previously noted, the current members of the Compensation Committee are Messrs. Montag, Safenowitz (a former Executive Vice President of Getty Petroleum Corp.) and Hall. Until June 19, 1997, Mr. Liebowitz also served on the Compensation Committee. Mr. Safenowitz and Liebowitz are also principal stockholders of Getty Realty Corp. with Messrs. Liebowitz and Safenowitz also serving as directors of Getty Realty Corp. Mr. Liebowitz serves as President and Chief Executive Officer of Getty Realty Corp. and is a member of the Nominating Committee of the board of directors of Getty Realty Corp. The Company has certain lease, service, licensing and tax sharing arrangements with Getty Realty Corp. and in the last fiscal year the Company received from Getty Realty Corp. the net amount of $960,000 for management services rendered.

              REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

To Our Stockholders:

      This report addresses the Company's compensation policies with respect to the compensation of the Chief Executive Officer and the other Executive Officers during fiscal 1998. The Compensation and Stock Option Committee (the "Compensation Committee") is responsible for setting and administering the policies which govern the Incentive Compensation Plan, the Retirement Plan, the Supplemental Retirement Plan, the Stock Option Plans and base salary compensation and for determining amounts payable thereunder.

      Compensation of the Company's Executive Officers (with the exception of the Chief Executive Officer) is recommended by the Chief Executive Officer to the Compensation Committee of the Board of Directors, is discussed, reviewed and approved by the full Board, as is the compensation of the Chief Executive Officer. The Company's philosophy is that under its total compensation program the Chief Executive Officer and other executives should: (1) have a greater portion of compensation at risk than other employees and (2) have a significant portion of their compensation tied directly to the performance of the business.

      To assist it in performing its duties, in 1993 the Compensation Committee of Getty Petroleum Corp. retained and met with independent compensation consultants. Said consultants were retained to perform market surveys and recommend appropriate salary ranges for each officer position. The Compensation Committee then established competitive salary levels for each Executive Officer. The salary of the President and Chief Executive Officer was evaluated and compared with other Chief Executive Officers of similar companies. The Company follows the guidelines established by the consultants and the Compensation Committee.

Base Salary

      The base salary program is designed to provide each individual with a salary competitive with salaries paid for similar positions in similar companies. Besides being able to attract and retain capable people, the Company will endeavor to ensure that each individual's compensation will be based on the person's ability, effort and achievement. At the commencement of the Company's operations in March 1997, the Board of Directors determined that, inasmuch as Mr. Liebowitz was devoting a substantial amount of his time to Getty Realty Corp. and the Company intended to retain a new President, Mr. Liebowitz's compensation would be substantially reduced. In August 1997 Mr. DeLaurentis was elected President of the Company and Mr. Liebowitz assumed the position of Chairman.

Annual Incentive Awards

      Annual Incentive Awards are provided under the Getty Incentive Compensation Plan ("ICP"). The purpose of the ICP is to promote the achievement of the Company's targeted business objectives by providing competitive incentives to those employees who can impact the Company's performance. The total amount of cash available for annual ICP awards is approved by the Board of Directors after evaluating a combination of criteria, and achievement of specific goals. Awards are based on a combination of Company performance, business unit performance, and individual performance based on specific objectives.

      The Compensation Committee determined that the incentive compensation of the Chief Executive Officer and other Executive Officers (shown under the caption "Bonuses" in the Summary Compensation Table) should be 115% of the targeted amount each Executive Officer could have received under the ICP for the fiscal year ended January 31, 1998.

Stock Options

      Stock options are granted to encourage and facilitate personal stock ownership by the directors, executives and certain other key employees and thus strengthen their personal commitment to Getty and provide a longer term perspective to their managerial responsibilities. The stock option portion of the compensation program directly links the executive's interests with those of the stockholders. The Compensation Committee's policy is to grant stock option awards based on individual performance and the potential to contribute to the future success of the Company. In December 1997 options were awarded to two Executive Officers and certain key employees and directors. Mr. Liebowitz, who has not heretofore participated in the Stock Option Plan, did not receive any option grants during the fiscal year.

      On January 28, 1998, the Board of Directors approved a stock option replacement program, whereby existing non-qualified stock options, which contain a gross up provision for the payment of federal income and applicable state income taxes, became fully vested and option holders were afforded the opportunity to effect a cash-less stock option exercise by surrendering a sufficient number of options to pay the exercise price for the balance of shares under a stock option grant. Those who elected to participate received the full tax gross up on the shares purchased and received replacement options to acquire additional shares without a tax gross up provision at an exercise price equal to the then current market price. The Board deemed it in the best interests of the Company to offer the option replacement program so as to reduce the number of stock options outstanding which have the tax gross up feature, the existence of which requires a charge or credit to the Company's earnings based on the change in the market price of the Company's Common Stock. In order to fully implement the stock option replacement program, it is necessary to have more shares of Common Stock authorized for grant. Accordingly, the Compensation Committee recommended to the Board of Directors that the 1997 Stock Option Plan be amended so as to (i) authorize an additional 700,000 shares for grant, 229,489 of which will be used to fully implement the stock option replacement program, and (ii) permit the issuance of replacement options to former directors, officers and employees of Getty Petroleum Corp. who presently serve in the same capacities with Getty Realty Corp.

      The Compensation Committee believes that the three components described above provide compensation that is competitive with that offered by other corporations, and effectively links executive and stockholder interest through varied plans that are structured to coincide with the long term vision of Getty.

      In 1993, the Internal Revenue Code was amended to add Section 162(m) denying the federal income tax deduction by publicly held corporations of compensation in excess of $1 million paid to certain executives and highly compensated officers during one taxable year. It is the Company's policy to take this rule into account in setting the compensation of its affected executives. In addition to salaries and bonuses, compensation income recognized upon the exercise of stock options may represent compensation subject to the Section 162(m) limitation. Although it is possible that in some future year, some portion of the compensation paid to a Company executive will not be tax deductible under Section 162(m), the Compensation Committee believes that portions of the affected executive's total compensation that are performance based are excepted from application of Section 162(m). Deductibility will also depend upon the amount of any bonus paid as an ICP award, upon the market price of the Company's shares on the date stock options are exercised, and the number of options exercised by an executive in any one taxable year.

      The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

April 30, 1998                    Compensation and Stock Option Committee:

                                  Richard E. Montag (Chairman)
                                  Ronald E. Hall
                                  Milton Safenowitz

                              CERTAIN TRANSACTIONS

Getty Realty Corp.

      As a result of the spinoff, Messrs. Liebowitz and Safenowitz each beneficially owns approximately the same percentage of the outstanding common stock of Getty Realty Corp. as he owns of the Company's common stock, without giving effect to the issuance of 5% of the Company's common stock to the ESOP. See "Beneficial Ownership of Common Stock." Messrs. Liebowitz and Safenowitz also serve as directors of Getty Realty Corp., and Mr. Liebowitz serves as Getty Realty Corp.'s President and Chief Executive Officer.

      In connection with the spinoff, Getty Realty Corp., as lessor, and the Company, as lessee, entered into a Master Lease Agreement (the "Master Lease") with respect to approximately 1,000 service station and convenience store properties and 10 distribution terminals and bulk plants owned or leased by Getty Realty Corp. The initial term of the Master Lease is 15 years (or periods ranging from one to fifteen years with respect to approximately 400 properties leased by Getty Realty Corp. from third parties), and generally provides the Company with four ten-year renewal options (or with respect to such leased properties, such shorter period as the underlying lease may provide). The Master Lease is a "triple-net" lease, so the Company is responsible for the cost of all taxes, maintenance, repair, insurance and other operating expenses. Rent for each of the properties was set using the fair market value of each such property, assuming certain environmental conditions for which Getty Realty Corp. is responsible. For the past fiscal year (commencing on March 21, 1997), the Company paid net lease payments to Getty Realty Corp. aggregating approximately $57 million, and estimates that it will pay $56.5 million to Getty Realty Corp. in the current fiscal year.

      The Company and Getty Realty Corp. also entered into a Services Agreement (the "Services Agreement"), under which the Company provides certain administrative and technical services to Getty Realty Corp. and Getty Realty Corp. provides certain limited services to the Company. The Services Agreement expires in March 1999, except that it may be earlier terminated in whole or in part by either party upon 120 days' notice. The net fees paid by Getty Realty Corp. during the past fiscal year to the Company under the Services Agreement was $960,000. The Company presently expects that most of such services will continue to be provided by the Company for the remainder of the current fiscal year.

      In addition, the Company and Getty Realty Corp. entered into a Trademark License Agreement providing for an exclusive, royalty-free license to the Company of certain Getty(R) trademarks, service marks and trade names (including the name "Getty") used in connection with the Company's business, within the territory specified in the Agreement. The term of the Agreement is 55 years, but in the event that the Master Lease terminates prior thereto, the license will become non-exclusive and the Company will pay to Getty Realty Corp. certain customary signage rental and royalty fees.

      In connection with the spinoff, the Company and Getty Realty Corp. also entered into a Tax Sharing Agreement that defined the parties' rights and obligations with respect to filing of returns, payments, deficiencies and refunds of federal, state and other income, franchise or motor fuel taxes relating to Getty Realty Corp.'s business for tax years prior to and including the spinoff and with respect to certain tax attributes of Getty Realty Corp. after the spinoff.

                             STOCK PERFORMANCE GRAPH
                            COMPARATIVE TOTAL RETURNS
                  FROM APRIL 1, 1997 THROUGH JANUARY 31, 1998*
                        Getty (GPM), S&P 500, Peer Group

      Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index and a peer group for the period from April 1, 1997 through January 31, 1998. The Company commenced trading as a public company on the New York Stock Exchange on April 1, 1997 and prior thereto had no ascertainable market value.

                                [GRAPHIC OMITTED]

                                            4/1/97         1998
          -------------------------------------------------------
          Getty                            $100.00        $133.76
          Standard & Poor's 500            $100.00        $131.44
          Peer Group                       $100.00        $126.73
          -------------------------------------------------------

Assumes $100 invested at the open of trading 4/1/97 in Getty common stock, Standard & Poor's 500, and Peer Group.

*Cumulative total return assumes reinvestment of dividends.

      The Company has chosen, as its Peer Group, the following companies: Crown Central Petroleum Corp., Dairy Mart Convenience Stores, Inc., E-Z Serve Corp. and FFP Marketing Inc. The Company has chosen the aforementioned companies as its Peer Group because a substantial segment of each of their businesses is petroleum marketing and distribution.

      The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such Acts.

      There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future stock performance.

             PROPOSAL TO AMEND THE COMPANY'S 1997 STOCK OPTION PLAN

Amendment

      The Board of Directors proposes that the 1997 Stock Option Plan (the "Plan") be amended to increase the number of shares of Common Stock available for the grant of Options under the Plan from 1,300,000 to 2,000,000 and to permit the grant of stock options to former directors, officers and employees of Getty Petroleum Corp. who presently serve as directors, officers and employees of Getty Realty Corp. A description of the Plan and the proposed amendment is set forth below and is qualified by reference to the full text of the proposed amendment which is set forth as Exhibit A to this Proxy Statement and the full text of the Plan, a copy of which was filed with the SEC as Exhibit 10.6 to the Company's Registration statement on Form 10/A; File No. 0001-14990.

      In December 1996, the Company's sole stockholder approved the Plan. As of April 22, 1998, the Plan had available a maximum of 42,421 shares remaining for issuance upon the exercise of stock options thereunder.

      On January 28, 1998 the Board of Directors approved a stock option replacement program, whereby existing non-qualified stock options, which contained a gross up provision for the payment of federal income and applicable state income taxes became fully vested and option holders were afforded the opportunity to effect a cash-less stock option exercise by surrendering a sufficient number of options to pay the exercise price for the balance of shares under a stock option grant. Those who elected to participate received the full tax gross up on the shares purchased and received replacement options to acquire additional shares without any tax gross up provision with an exercise price at the then current market price. The Board deemed it in the best interests of the Company to offer the option replacement program so as to reduce the number of stock options outstanding which have the tax gross up feature, the existence of which requires a charge or credit to the Company's earnings based on the change in the market price of the Company's Common Stock.

      Twenty-three option holders elected to participate in the stock option replacement program, resulting in the grant of replacement options in the aggregate amount of 229,489 shares. Inasmuch as the number of replacement options shares exceeds the number of shares available for grant in the Plan, the Board authorized the amendment of the Plan to permit the issuance of an additional 700,000 shares. The replacement options granted are conditioned on the stockholders' approval of the increase and, if approval is not obtained, the replacement options will be null and void. Furthermore, 75,399 shares subject to option grants are held by option holders who were directors, officers or employees of Getty Petroleum Corp. before the spinoff and are now directors, officers and employees of Getty Realty Corp. The Amendment would permit the issuance of replacement options to such persons.

      The Board of Directors believes that it is in the Company's interest that stock options continue to comprise a meaningful part of compensation for officers and employees and that the authorization of additional shares under the Plan is therefore desirable. Accordingly, the Board of Directors has voted, subject to stockholders approval, to increase the number of shares available for option under the Plan by an additional 700,000 shares.

Description

      The Plan authorizes the grant to directors, officers and other key employees of the Company and its subsidiaries of long-term incentive share awards in the form of options to purchase shares of the Company's Common Stock; no grants may be made under the Plan after March 21, 2007. All of the directors and officers and approximately 25 key employees are eligible to receive grants. The Plan is administered by a committee of three members of the Company's Board of Directors (the "Compensation Committee"). The purpose of the Plan is to benefit the Company by giving directors, officers and other key employees of the Company and its subsidiaries a greater personal interest in the success of the enterprise.

      Options which qualify as Incentive Stock Options under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), as well as Options which do not qualify for such treatment, may be granted by the Compensation Committee under the Plan. The Option price per share will in most instances be at least the fair market value of a share of the Company's Common Stock at the time the Option is granted, except that the Option price per share for any Incentive Stock Option granted to any individual who owns stock representing more than 10% of the voting power of the Company's Common Stock must be at least 110% of the fair market value of the Company's Common Stock at the time such Incentive Stock Option is granted. However, the Compensation Committee may grant Non-Qualified Stock Options at a price which is less than the then current market value of the Company's Common Stock. The maximum number of shares that may be granted in any fiscal year to any person may not exceed 250,000. Shares purchased upon exercise of an Option must be paid for in full at the time of exercise in cash or, if the Compensation Committee so permits, in whole or in part in shares of the Company's Common Stock valued at their fair market value at the date of exercise or by the execution by an optionee of a promissory note for all or a portion of the exercise price on such terms and conditions as the Compensation Committee may impose. With certain limited exceptions, no Option granted under the Plan will be exercisable unless, at the time of such exercise, the optionee is a director or officer of, or in employment with, the Company or a subsidiary following the grant of such Option. An Option shall become exercisable at such times and in such installments as the Committee shall provide in the terms of each individual option. Such installments may be cumulative. The expiration date of an Option and the manner in which such Option shall be exercised are determined by the Compensation Committee. With limited exceptions, no shares acquired upon exercise of any Option by any director or officer may be sold, assigned or otherwise transferred until at least six months have elapsed from the date that such Option was granted.

      The Compensation Committee may permit the voluntary surrender of all or a portion of any option granted under the Plan to be conditioned upon the granting to the recipient of a new Option for the same or a different number of shares as the Option surrendered, or may require surrender of all or a portion of any Option granted under the Plan as a condition precedent to a grant of a new Option to such recipient. Such new Option will be exercisable at the price, during the period, and in accordance with any other terms or conditions specified by the Compensation Committee at the time the new Option is granted, all determined in accordance with the provisions of the Plan without regard to the price, period of exercise, or any other terms or conditions of the Option surrendered. Shares subject to outstanding Options that are surrendered will, upon surrender, no longer be charged against the maximum number of shares available under the Plan. Such surrender may be desirable if the market value of the Company's Common Stock has fallen below the exercise price of the outstanding Options. Through such surrender recipients would be provided with the new Options at current market values, thereby restoring the incentive nature of such Options.

      The aggregate number of shares of the Company's Common Stock which may be made the subject of Options pursuant to the Plan shall not exceed 1,300,000 shares (2,000,000 shares if the proposed amendment is adopted) of which options with respect to 410,389 shares have been granted. The aggregate fair market value of stock (determined at the time of grant) for which an optionee may exercise Incentive Stock Options for the first time during any calendar year may not exceed $100,000. The Plan provides that the Compensation Committee may make equitable adjustments in the terms of Options and the maximum number of shares available under the Plan in the event of certain corporate events, such as reorganizations, mergers or recapitalizations. The Plan may be amended by the Board of Directors at any time, provided that, without the approval of the holders of a majority of the Company's Common Stock, no amendment may be made which (i) increases the maximum number of shares available under the Plan, (ii) changes the class of directors, officers or employees eligible to receive Options under the Plan, (iii) reduces the minimum purchase price of such Options, or (iv) materially increases the benefits accruing to participants under the Plan. The closing price of the Company's Common Stock on the New York Stock Exchange on January 31, 1998 was $6.4375.

Federal Income Tax Consequences

      The following discussion is a general summary of the material U.S. federal income tax consequences to U.S. participants in the 1997 Stock Option Plan, and is intended for general information only. The discussion is based on the Code, regulations thereunder, rulings and decisions now in effect, all of which are subject to change. Alternative minimum tax and state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality. Depending on the interaction of Section 83(a) of the Code with the provisions of the Rule 16b-3 under the Exchange Act which apply to the 1997 Stock Option Plan at the time of the grant of options, the tax consequences to persons subject to Section 16 of the Exchange Act may be different from the general consequences described below.

      Section 162(m). Under Section 162(m) of the Code, income tax deductions of publicly-traded companies may be limited to the extent total annual compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits) paid for certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the
Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain "qualified performance-based compensation" established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options will satisfy the performance-based exception if the awards are made by a qualifying compensation committee under a plan that has been approved by the company's stockholders, if the plan states the maximum number of shares that can be granted to any particular employee within a specified period and if the compensation is based solely on an increase in the stock price after the grant date (i.e. the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date).

      Nonqualified Stock Options ("NQSOs"). For federal income tax purposes, the recipient of NQSOs granted under the 1997 Stock Option Plan will not have taxable income upon the grant of the option, nor will the Company then be entitled to any deduction. Generally, upon exercise of NQSOs the optionee will realize ordinary income, in an amount equal to the difference between the option exercise price and the fair market value of the stock at the date of exercise. Subject to the deductibility limits of Section 162(m), upon exercise of a NQSO by an employee of the Company or any of its subsidiaries, the Company will be entitled to a deduction in an amount equal to such difference. An optionee's basis for the stock for purposes of determining his gain or loss on his subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the NQSO.

      The tax consequence resulting from the exercise of a NQSO through delivery of already-owned Company shares are not completely certain. In published rulings, the IRS has taken the position that, (i) to the extent an equivalent value of shares is acquired, the optionee will recognize no gain, (ii) the employee's basis in the stock acquired upon such exercise is equal to the employee's basis in the surrendered shares, (iii) any additional shares acquired upon such exercise are compensation to the employee taxable under the rules described above and (iv) the employee's basis in any such additional shares is their then-fair market value.

      Incentive Stock Options ("ISOs"). There is no taxable income to an optionee when an ISO is granted to him or when that option is exercised; provided, however, that upon exercise the optionee's alternative minimum taxable income will generally include an amount equal to the difference between the option exercise price and the fair market value at the time of exercise. Gain realized by an optionee upon sale of stock issued on exercise of an ISO is taxable at capital gains rates, and no tax deduction is available to the Company, unless the optionee disposes of the shares within two years after the date of grant of the option or within one year of the date the shares were transferred to the optionee. In such event, the difference between the option exercise price and the fair market value of the shares on the date of the option's exercise will be taxed at ordinary income rates, and, subject to the deductibility limits of Section 162(m), the Company will be entitled to a deduction to the extent the employee must recognize ordinary income. An ISO exercised more than three months after an optionee's retirement from employment, other than by reason of death or disability, will be taxed as a NQSO, with the optionee deemed to have received income upon such exercise taxable at ordinary income rates. Subject to the deductibility limits of Section 162(m), the Company will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

      The tax consequences resulting from the exercise of an ISO through delivery of already-owned shares of Common stock are not completely certain. In published rulings and proposed regulations, the IRS has taken the position that generally the employee will recognize no income upon such stock-for-stock exercise, that, to the extent an equivalent number of shares is acquired, the employee's basis in the shares acquired upon such exercise is equal to the employee's basis in the surrendered shares increased by any compensation income recognized by the employee, that the employee's basis in any additional shares acquired upon such exercise is zero and that any sale or other disposition of the acquired shares within the one-or-two-year period described above will be viewed first as a disposition of the shares with the lowest basis.

Accounting Treatment

      Generally, the Company's reported earnings will not be affected by the grant of Options or the exercise of Options, except in the case where Options are issued for less than fair market value at the date of grant. Such grants, however, may impact the calculation of diluted earnings per share, by virtue of being deemed to have been exercised under certain circumstances.

Approval of Amendment

      The affirmative vote of a majority of the votes cast at the meeting by the holders of the Company's Common Stock is required for approval of the proposed amendment of the Plan to increase the shares of Common Stock available for the grant of Options from 1,300,000 to 2,000,000.

      The Board of Directors recommends a vote "FOR" the proposed amendment of the 1997 Stock Option Plan.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      Pursuant to the direction of the Board of Directors, on March 24, 1998 the Audit Committee appointed the firm of Coopers & Lybrand L.L.P., subject to ratification by the stockholders at the Annual Meeting, to audit the accounts of the Company with respect to its operations for the fiscal year ending January 31, 1999 and to perform such other services as may be required. Should this firm of auditors be unable to perform these services for any reason, the Board of Directors will appoint other independent auditors to perform these services.

      Representatives of the firm of Coopers & Lybrand L.L.P., the Company's principal auditors for the most recently completed fiscal year, are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

      The Board of Directors recommends a vote "FOR" the proposal to ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent public auditors for the fiscal year ending January 31, 1999.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

      Pursuant to Section 16(a) of the Securities Exchange Act and the rules issued thereunder, Getty's Executive Officers and directors are required to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership and changes in ownership of the Common Stock. Copies of such reports are required to be furnished to Getty. Based on its review of Form 4's received by it during fiscal 1998 and of Form 5's received by it with respect to fiscal 1998, Getty believes that during fiscal 1998 all of its Executive Officers and directors complied with the Section 16(a) requirements.

                                  OTHER MATTERS

      Management does not know of any matters, other than those referred to above, to be presented at the meeting for action by the stockholders. However, if any other matters are properly brought before the meeting, or any adjournment or adjournments thereof, it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.

      The proxy may be revoked at any time prior to its exercise. Brokerage houses and other custodians will be requested to forward solicitation material to beneficial owners of stock held of record by such persons. The Company will reimburse brokerage houses, banks and custodians for their out-of-pocket expenses in forwarding proxy material to the beneficial owners. The cost of this solicitation, which will be effected by mail, will be borne by the Company.

April 30, 1998                         By Order of the Board of Directors,



                                       /s/ Samuel M. Jones

                                       Samuel M. Jones
                                       Vice President, General Counsel
                                       and Corporate Secretary


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

                                    EXHIBIT A

                FIRST AMENDMENT TO THE 1997 STOCK OPTION PLAN OF
                         GETTY PETROLEUM MARKETING INC.

      Getty Petroleum Marketing Inc. (the "Company"), a corporation organized under the laws of the State of Maryland, by resolution of its Board of Directors (the "Board") adopted the 1997 Stock Option Plan of Getty Petroleum Marketing Inc. (the "Plan") on December 12, 1996, effective as of January 31, 1997.

      The Company entered into that certain Stock Option Reformation Agreement by and between the Company and Getty Petroleum Corp., a Delaware corporation (which after March 31, 1997 became known as Getty Realty Corp.), effective as of March 21, 1997 which provided, in part, that in connection with the spin-off of the Company from Getty Petroleum Corp. each then outstanding option to purchase Getty Petroleum Corp. common stock would be reformed as one option exercisable with respect to Getty Realty Corp. common stock and one option exercisable with respect to Company common stock.

      On January 28, 1998, the Board approved a stock option replacement program (the "Option Replacement Program"), whereby individuals who held certain options exercisable with respect to shares of the Company's common stock under the Plan that contained a tax gross-up feature were permitted to exercise such options in exchange for the grant of replacement options exercisable with respect to shares of the Company's common stock under the Plan that do not contain such a tax gross-up feature.

      In order to effectuate the Option Replacement Program and to amend the Plan in certain other respects, this Amendment to the Plan has been adopted by a resolution of the Board of Directors of the Company on January 28, 1998, effective as of such date. This Amendment to the Plan, together with the Plan, constitutes the entire Plan as amended to date.

1. The recitals are amended by adding a new paragraph (3) to the end thereof to read in its entirety as follows:

            "(3)To permit certain grants of Options to former officers, directors and employees of Getty Petroleum Corp., a Delaware corporation ("Getty Petroleum") who were granted Options in connection with the spin-off of the Company from Getty Petroleum, effective March 21, 1997 (the "Spin-off"), and who presently serve as officers, directors and employees of Getty Realty Corp., a Maryland corporation ("Getty Realty").

2. Section 1.15 of the Plan is amended by adding the following new sentence to the end thereof:

            "Unless otherwise specifically stated, the term, "Optionee" shall also include any Realty Optionee."

3. The following new Sections 1.18 and 1.19 are added to the Plan and current Sections 1.18 through 1.22 are redesignated as Sections 1.20 through 1.24, respectively.

      "Section 1.18--Realty Individual

            "Realty Individual" shall mean any former officer, director or employee of Getty Petroleum who was granted Options in connection with the Spin-off and who presently serves as an officer, director or employee of Getty Realty."

      "Section 1.19--Realty Optionee

            "Realty Optionee" shall mean any Realty Individual who is granted an Option under the Plan."

4. Section 1.24 (after giving effect to the renumbering of the Sections described in paragraph 3 above) is amended by adding the following parenthetical after the word "Optionee" in the first sentence thereof "(other than a Realty Optionee)" and by deleting the period at the end of the first sentence therein and replacing it with the following proviso:

            "; provided, however, that with respect to any Realty Optionee, `Termination of Employment' shall mean the time when service by any such Realty Optionee as an employee of (or as a director of) Getty

      Realty (or any parent corporation or subsidiary corporation of Getty Realty as defined in Code Sections 424(e) and 424(f), respectively) is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death or retirement, but excluding terminations where there is a simultaneous reemployment by (or commencement of services as director of) Getty Realty (or any parent corporation or subsidiary corporation of Getty Realty as defined in Code Sections 424(e) and 424(f), respectively)."

5. The second sentence of Section 2.1(a) is amended to read in its entirety as follows:

            "The aggregate number of such shares which may be issued upon exercise of Options shall not exceed 2,000,000."

6. Section 3.1 is amended by adding the following sentence to the end thereof:

            "In addition, any Realty Individual shall be eligible to be granted Options, except as provided in Section 3.2."

7.    Section 3.3(a)(i) is amended to read in its entirety as follows:

            "(i) Determine which Directors, Officers, key Employees or Realty Individuals should be granted Options; and"

8. Section 4.5 is amended by adding the following parenthetical after the word "Optionee" in the first sentence thereof "(other than a Realty Optionee)" and by adding the following sentence to the end thereof:

            "In consideration of the granting of an Option to a Realty Optionee, the Realty Optionee shall agree, in the written Stock Option Agreement, that prior to such grant the Realty Optionee shall have exercised some or all Options previously granted to such Realty Optionee, or to provide such other consideration determined by the Committee to be sufficient and appropriate and which is set forth in the written Stock Option Agreement."

9. Section 4.6(b)(ii) is amended by replacing the word "Employee" with the word "Optionee."

                                     ******

      Executed at Jericho, New York, this _______ day of __________, 1998.

                                       GETTY PETROLEUM MARKETING, INC.


                                       By:
                                          --------------------------------------
                                                       Officer

      I hereby certify that the foregoing Amendment was duly adopted by the Board of Directors of Getty Petroleum Marketing Inc. on January 28, 1998.

              Executed on this _______ day of ______________, 1998.

                                       By:
                                          --------------------------------------
                                                       Secretary

     I hereby certify that the foregoing Amendment was duly adopted by the stockholders of Getty Petroleum Marketing Inc. on ______________, 1998.

              Executed on this _______ day of ______________, 1998.

                                       By:
                                          --------------------------------------
                                                       Secretary


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